UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 26, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages.

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 26, 2007, Remington was notified by the International Union, United Mine Workers of America (the “Union”), which represents certain individuals employed by Remington Arms Company, Inc. (the “Company”) at the Company’s Ilion, New York manufacturing facility (collectively, the “Covered Employees”), that a new collective bargaining agreement (the “New Agreement”) between the Union and the Company has been ratified and approved by the Covered Employees. The New Agreement supersedes the prior collective bargaining agreement between the Company and the Union, effective as of October 12, 2002 (the “Agreement”), as well as all extensions thereof, and also supersedes all prior collective bargaining agreements between the Union and the Company. The New Agreement covers approximately 690 Covered Employees and is for a term commencing on October 27, 2007 and expiring on October 28, 2012.

The New Agreement contains provisions and conditions that are customary in collective bargaining agreements of this type. The New Agreement addresses, among other things, the scope of work to be performed by the Covered Employees, management of the manufacturing facility, wages, hours and shifts, Covered Employee seniority, termination and benefits provisions, vacations and holidays, health and safety and dispute settlement procedures. Among the significant changes to the New Agreement from the Agreement are:

•

An initial 3.5% increase in wages effective for an annual period beginning October 29, 2007, a 3% increase in wages effective the first Monday in November for each of the next three years thereafter, and a 3.5% increase in wages effective November 7, 2011;

•	Modifications to the Remington Arms Welfare Plan; and
•

Acceptance of the proposed amendments to the Remington Arms Company, Inc. Pension and Retirement Plan (the “Pension Plan”), which will be effective December 31, 2007 and will provide among other things that no participant in the Pension Plan will earn any further benefit accruals after December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

November 1, 2007